UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2010
DIVERSIFIED RESTAURANT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53577	03-0606420

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27680 Franklin Road Southfield, MI	48034

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (248) 223-9160
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On June 24, 2010, MCA Enterprises Brandon, Inc., a wholly-owned subsidiary of Diversified Restaurant Holdings, Inc. (the “Company”), completed the purchase of its previously-leased Buffalo Wild Wings location at 2055 Badlands Drive, Brandon, FL 33511 (the “Brandon Property”) pursuant to the terms of a Purchase and Sale Agreement dated March 25, 2010, between MCA Brandon Enterprises, Inc. and Florida Wings Group, LLC (the “Purchase and Sale Agreement”), which is attached hereto as Exhibit 2.01. The Brandon Property includes 2.01 useable acres of land, and is improved by a free-standing, 6,600 square foot Buffalo Wild Wings restaurant built in 2004. On April 28, 2010, the land and building appraised at $2.6 million. The Company has operated a Buffalo Wild Wings restaurant at the Brandon Property since June of 2004.
The total purchase price of the Brandon Property was $2,573,062, exclusive of additional fees, taxes, due diligence, and closing costs. The purchase price was paid through a combination of commercial financing, seller financing, and working capital. Specifically, the Company caused MCA Brandon Enterprises, Inc. to enter into a Real Estate Loan Agreement (the “Real Estate Loan Agreement”) and a Bridge Loan Agreement (the “Bridge Loan Agreement”) with Bank of America, N.A. and a Promissory Note (“Promissory Note”) with Florida Wings Group, LLC.
The Real Estate Loan Agreement provides for a loan in the total principal amount of $1,150,000 that matures on June 23, 2030, and requires equal monthly payments of interest and principal amortized over 25 years. The outstanding amounts borrowed under the Real Estate Loan Agreement bear interest at an initial rate of 6.72% per year. The interest rate will adjust to the U.S. Treasury Securities Rate plus 4.00 percentage points on June 23, 2017, and on the same date every seven years thereafter. After each adjustment date, the interest rate remains fixed until the next adjustment date. The Real Estate Loan Agreement is secured by a senior mortgage on the Brandon Property; the corporate guaranties of the Company, AMC Wings, Inc., and AMC Group, Inc.; and the personal guaranty of T. Michael Ansley, who is President, CEO, Chairman of the Board of Directors, and a principal shareholder of the Company.
The Bridge Loan Agreement provides for a short-term bridge loan in the total principal amount of $920,000 that matures on April 23, 2011 and requires interest-only payments until maturity. The outstanding amounts borrowed under the Bridge Loan Agreement bear interest at a floating rate, adjusted daily, equal to the Bank’s Prime Rate plus 3 percentage points. The Bridge Loan Agreement is secured by a junior mortgage on the Brandon Property, the corporate guaranties of the Company, AMC Wings, Inc., and AMC Group, Inc., and the personal guaranty of T. Michael Ansley.
The Company obtained a Section 504 Authorization for Debenture Guaranty issued by the U.S. Small Business Administration (“SBA”) on April 1, 2010. The parties anticipate that the Bridge Loan Agreement will be replaced by a Section 504 Loan from the SBA as soon as the necessary paperwork has been completed. This process is expected to take approximately 60 days.

The Promissory Note is in the principal amount of $245,754, matures on August 1, 2013, is amortized over 15 years and requires monthly principal and interest installments of $2,208.91 with the balance due at maturity. The outstanding amounts borrowed under the Promissory Note bear interest at 7% per annum. The Promissory Note is unsecured.
The remainder of the purchase price for the Brandon Location was financed using the Company’s working capital.
Item 2.01 Completion of Acquisition of Assets
The information required by Item 2.01 is included in Item 1.01 above and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant
The information required by Item 2.03 is included in Item 1.01 above and is incorporated by reference herein.
Item 8.01 Other Events.
On June 30, 2010, the Company issued a press release announcing the acquisition of the Brandon Property. A copy of the press release is attached hereto as Exhibit 99.01 and is incorporated by reference.
Item 9.01 Financial Statements and Exhibits
(d) The following exhibits are included with this Report.
Exhibit 2.01 Purchase and Sale Agreement dated March 25, 2010
Exhibit 99.01 Press Release dated June 30, 2010.
SIGNATURES
In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED RESTAURANT HOLDINGS, INC.
Dated: June 30, 2010	By:	/s/ David G. Burke
		Name:	David G. Burke
		Title:	Chief Financial Officer and Treasurer

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